UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 29, 2014

SCHAWK, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	1-09335	66-0323724
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 South River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note:

On July 29, 2014, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of March 16, 2014 (the “Merger Agreement”), among Schawk, Inc. (the “Company”), Matthews International Corporation (“Matthews”), Moonlight Merger Sub Corp., a wholly owned subsidiary of Matthews (“Merger Sub 1”), and Moonlight Merger Sub LLC, a wholly owned subsidiary of Matthews (“Merger Sub 2”), Merger Sub 1 merged with and into the Company, with the Company continuing as the surviving entity and a wholly owned subsidiary of Matthews (the “Merger”).  Immediately following the Merger, the Company then merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of Matthews under the name “SGK LLC” (the “Second Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of Company common stock was automatically converted into the right to receive (i) 0.20582 of a share of Matthews common stock and (ii) $11.80 in cash, without interest.  Matthews will pay approximately $309 million in cash and will issue approximately 5.4 million shares of Matthews’ common stock to former stockholders of the Company in connection with the Merger.

The information set forth in the Introductory Note is only a brief description of the Merger and does not purport to be complete and is qualified in its entirety by reference to (i) the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on March 19, 2014 and (ii) the description of the Merger Agreement included in the definitive proxy statement/prospectus filed by Matthews with the SEC on June 26, 2014 and mailed to Company stockholders on or about June 27, 2014.

Item 1.02	Termination of a Material Definitive Agreement

On July 29, 2014, in connection with the consummation of the Merger, all commitments and amounts outstanding under the Company’s Second Amended and Restated Credit Agreement, as amended, were terminated or repaid, respectively, and all outstanding senior notes issued under the Company’s Amended and Restated Note Purchase and Private Shelf Agreement, as amended, were repaid.

Item 2.01	Completion of Acquisition and Disposition of Assets

The information contained in the Introductory Note above is incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As a consequence of the Merger, the Company has requested that the New York Stock Exchange (“NYSE”) file a Form 25 with the Securities and Exchange Commission (“SEC”) to request the removal of the Company’s common stock from listing on the NYSE and to deregister the Company’s common stock under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”).  Trading in shares of the Company’s common stock on the NYSE is expected to be suspended prior to the open of trading on the NYSE on July 30, 2014.  Following the effectiveness of the delisting pursuant to the Form 25, which will occur 10 days after its filing, the Company expects to file a certification and notice of termination on Form 15 with the SEC to deregister the Company’s common stock under the Section 12(g) of the Exchange Act and to suspend the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 3.03	Material Modification of the Rights of Security Holders

The information contained in Item 3.01 is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant

The information contained in the Introductory Note above is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Merger, all of the directors of the Company immediately prior to the effective time of the Merger ceased to be directors of the Company.  Following the effective time of the Second Merger, the managers of SGK LLC were Joseph C. Bartolacci, who serves as Matthews’ President and Chief Executive Officer, Steven F. Nicola, who serves as Matthews’ Chief Financial Officer, and Brian D. Walters, who serves as Matthews’ Vice President and General Counsel.  Following the effective time of the Second Merger, Mr. Bartolacci also serves in the capacity as principal executive officer and president of SGK LLC and Mr. Nicola serves in the capacity as principal financial officer of SGK LLC.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the Second Merger, the Company merged with and into Merger Sub 2, with the certificate of formation of Merger Sub 2 becoming the certificate of formation of the surviving company under the name “SGK LLC.”  Accordingly, the Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended, in effect prior to the Merger are no longer in force and effect with respect to the surviving company following the Second Merger.

Item 5.07	Submission of Matters to a Vote of Security Holders

At the July 29, 2014 special meeting of stockholders of the Company (the “Special Meeting”), the following proposals were submitted to a vote of Company stockholders: (1) a proposal to adopt the Merger Agreement (the “Merger Proposal”) and (2) a proposal to approve, on a non-binding, advisory basis, certain compensation paid or payable to the Company’s named executive officers in connection with the Merger (the “Advisory Proposal on Merger Compensation”).  The results of the voting on these proposals was as follows:

	Votes For	Votes Against	Abstentions	Broker Non- Votes
Merger Proposal	24,518,270	3,497	82,596	8,593
Advisory Proposal on Merger Compensation	24,005,250	464,785	134,327	8,593

In connection with the Special Meeting, the Company also solicited proxies with respect to the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there were not sufficient votes to adopt the Merger Agreement. As there were sufficient votes from Company stockholders to approve the Merger Proposal, adjournment of the Special Meeting to solicit additional proxies was unnecessary and the adjournment proposal was not submitted to Company stockholders for approval at the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SGK LLC
(as successor by merger to Schawk, Inc., the Registrant)
Date: July 29, 2014	By:	/s/David A. Schawk
	Name:	David A. Schawk
	Title:	Vice President